Exhibit 10.4

SUBORDINATION AGREEMENT

THIS AGREEMENT is made as of May 29, 2019 by the County of Oswego Industrial Development Agency, a public benefit corporation of the State of New York with an address of 44 West Bridge Street, Oswego, New York 13216 (“Agency”) in favor of Highscore Capital LLC, with an address of 2233 Nostrand Avenue, 3rd Floor, Brooklyn, New York 11210 (“Lender”).

WITNESSETH:

WHEREAS, Sunoco, Inc. (R&M), a Pennsylvania corporation (“Sunoco R&M”), was a party to certain documents, including but not limited to an amended and restated company lease (the “Amended and Restated Company Lease”), an amended and restated agency lease agreement (the “Amended and Restated Agency Agreement”), an environmental compliance and indemnification agreement (the “Environmental Compliance and Indemnification Agreement”) and a second amended and restated payment in lieu of tax agreement (the “Second Amended and Restated PILOT Agreement” and, together with all other documents executed or assumed by the Company in connection with the Project (as defined herein), the “Company Documents”) in conjunction with a project undertaken by the Agency (the “Project”) consisting of: (A) (i) the acquisition of a leasehold interest in approximately 90 acres of improved real property located at 1850 County Route 57, Fulton, Town of Volney, County of Oswego, and State of New York (aka 376 Owens Road, Fulton, NY) (the “Original Land”), (ii) the reconstruction of three existing buildings aggregating approximately 300,000 square feet (the “Existing Facility”), and the construction of five additional buildings aggregating approximately 15,000 square feet (the “Original Facility”), all for use as a corn to ethanol production facility, and (iii) the acquisition and installation of certain furnishings, fixtures, machinery and equipment (collectively the “Original Equipment”) in the Existing Facility (the Original Land, the Existing Facility, the New Facility and the Original Equipment hereinafter collectively referred to as the “Original Project Facility”); (B) (i) the acquisition or continuation of a leasehold interest in approximately 91-119 acres of improved real property located at 376 Owen Road in the Town of Volney, New York, Oswego County (the “New Land” and together with the Original Land, the “Land”); (ii) construction and equipping of an approximate 1,260 square foot scale house for use in conjunction with the production of ethanol; the renovation, reconstruction, repair, equipping and improvements of approximately: (a) 10,500 square feet on the first floor and 24,000 square feet on the second floor of building 4 on the Land to be used in connection with the production of malt barley; (b) 49,000 square feet of building 5 on the Land to be used in connection with the production of malt barley and other uses; (c) 41,000 square feet in building 14 on the Land to be used for biorefining; (d) 33,500 square feet in building 25 on the Land for expansion of tank additions; and (e) 7,200 square feet in building 28 on the Land for future expansion (collectively the “New Facility” and together with the Original Facility, the “Facility”), (C) the acquisition and installation of machinery and equipment located in the Facility to be used in the production of ethanol (collectively the “Equipment”) (the Land, Facility and Equipment are hereinafter collectively referred to as the "Project Facility”); (D) the granting of certain financial assistance in the form of exemption from sales and use taxation, mortgage recording tax, if any, and real property tax (collectively, the “Financial Assistance”); and (E) the lease of the Project Facility by the Agency pursuant to a lease agreement and the lease of the Project Facility back to Sunoco R&M pursuant to a sublease agreement; and

WHEREAS,  in March 2016 Sunoco R&M merged (the “Merger”) with a related company, Sunoco Retail LLC (the “Company”); and

WHEREAS, as part of the Merger, and with the approval of the Agency, Sunoco R&M transferred the Project Facility to the Company and the Company agreed to accept same (the “Transfer”); and

WHEREAS, as part of the Transfer, and with the approval of the Agency, Sunoco R&M assigned all of the Company Documents to the Company and the Company assumed all of Sunoco R&M’s obligations thereunder (the “Assignment”); and

WHEREAS, the Company notified the Agency that it intended to sell the Project Facility to Attis Ethanol Fulton, LLC (“Attis”); and

WHEREAS, the Company requested that the Agency consent to the sale by the Company of the Project Facility to Attis (the “2019 Transfer”) and the assignment by the Company and the assumption by Attis (the “2019 Assignment”) of the Amended and Restated Company Lease, the Amended and Restated Agency Agreement, the Second Amended and Restated PILOT Agreement, the Environmental Compliance and Indemnification Agreement and the other Company Documents (collectively, the “Assumed Documents”); and

WHEREAS, at the request of the Company, by resolution dated February 25, 2019 (the “2019 Approving Resolution”), the Agency approved the 2019 Transfer and the 2019 Assignment; and

WHEREAS, in connection with the 2019 Transfer and the 2019 Assignment, Lender has made a loan to Attis in the aggregate principal amount of $15,000,000.00, which loan is secured by [enter names of the mortgage and other security documents] (collectively, the “Mortgage”); and

WHEREAS, Lender requires that the Amended and Restated Agency Lease and the Amended and Restated Company Lease be subordinated to the Mortgage.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged that the Agency agrees with the Lender that the Amended and Restated Agency Lease and the Amended and Restated Company Lease are subject and subordinate to the lien of the Mortgage with the same effect, in law and in equity, as if the Mortgage were executed, delivered and recorded immediately prior thereto, including all interest accruing and advances made now or hereafter thereunder and all extensions, renewals or modifications thereof.

This Agreement may not be changed or terminated orally and shall bind and inure to the benefit of the parties hereto and their respective successors and/or assigns.

IN WITNESS WHEREOF, the Agency has duly executed this agreement the day and year first above written.

COUNTY OF OSWEGO INDUSTRIAL DEVELOPMENT AGENCY

By:	/s/ Gary Toth
Name: Gary Toth
Title: Chairman

STATE OF NEW YORK	)
)ss:
COUNTY OF OSWEGO	)

On the 29th day of May, in the year 2019 before me, the undersigned, personally appeared GARY TOTH personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individuals or the person upon behalf if which the individual acted, executed the instrument.

Notary Public

3